Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION

Corporate Headquarters
One Campus Martius • Detroit, Michigan 48226
(313) 227-7300

For Immediate Release

June 6, 2011

Compuware Strengthens Executive Management Team and Proceeds With Leadership Transition

•	Co-founder Peter Karmanos, Jr., Moves to Executive Chairman of the Board

•	Bob Paul Named Chief Executive Officer

•	Joseph Angileri Joins Compuware as President and Chief Operating Officer

DETROIT--June 6, 2011--Compuware Corporation (NASDAQ: CPWR), the technology performance company, today announced that it has strengthened and extended its executive management ranks.

The company will continue to benefit from the strategic guidance of co-founder Peter Karmanos, Jr., who will now serve the organization as Executive Chairman of the Board. Karmanos founded the company in 1973 and has lead Compuware through nearly four decades of growth, profitability and success. Among his many accomplishments, Karmanos grew Compuware to a successful IPO in 1992, led the organization to worldwide expansion beginning in the late 1980s and closely guided the design and construction of the company’s state-of-the-art world headquarters in Detroit. Click here for a complete biography of Mr. Karmanos.

“I look forward to collaborating with Bob, Joe and the rest of the Compuware executive management team and Board of Directors to create an unmatched period of growth for the company,” said Karmanos. “In Bob and Joe, I’m confident that we have identified two senior leaders who will work with the rest of our talented team to benefit our customers, shareholders and employees.”

Bob Paul joined the company in 2004 through its acquisition of Covisint and was most recently Compuware’s President and Chief Operating Officer. In this role, he has since 2008 led the company’s products and services operations, as well as a number of other key operational, strategy and marketing functions. As the company’s top executive, Paul will build on his track record of delivering profitable growth by providing daily and strategic guidance for all Compuware operations.

 “I’m honored by this opportunity to continue Pete’s tradition of strong leadership, customer value and employee focus,” said Paul. “I’ve learned a great deal from Pete as we’ve worked together to build on Compuware’s best-in-world status.” Click here for a complete biography of Mr. Paul.

Joe Angileri joins Compuware from his role as Managing Partner of Deloitte’s Michigan region. A 19-year partner at Deloitte, Angileri has more than 25 years experience providing strategic tax, financial advisory and corporate finance services to clients. In his new role at Compuware, he will assume responsibility for the finance, administration, legal and human resources functions. Over time, Angileri will expand his responsibilities over selected business units. Click here for a complete biography of Mr. Angileri.

“I’m thrilled to join this high-tech success story,” said Angileri. “Compuware is well-positioned for growth in booming markets in the years ahead, and I’m eager to work with employees across the company to realize that potential. This is a tremendous opportunity, and I can’t wait to get started.”

Compuware Strengthens Executive Management Team and Proceeds With Leadership Transition
June 6, 2011

These changes are effective June 20, 2011.

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world’s most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

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Press Contact

Lisa Elkin, Vice President, Marketing and Communications, +1-313-227-7345